Exhibit 99.1

Orion Group Holdings Announces CFO Transition

Alison Vasquez, a highly skilled leader with more than 25 years of financial experience in public companies, will join as CFO

CEO taps Vasquez to help lead next phase of growth and profitability

Company reiterates 2025 guidance

HOUSTON, June 10, 2025 (GLOBE NEWSWIRE) -- Orion Group Holdings, Inc. (NYSE: ORN) (“Orion” or the “Company”), a leading specialty construction company, today announced that Scott Thanisch, Executive Vice President, Chief Financial Officer and Treasurer, will depart the Company to pursue another opportunity. Alison Vasquez, a seasoned leader with deep financial leadership experience, will join Orion as the Company’s Executive Vice President, Chief Financial Officer and Treasurer effective June 23, 2025. Mr. Thanisch will remain in an advisory position until July 1 to facilitate a smooth transition.

The Company is reiterating its previous full year 2025 guidance of revenue in the range of $800 million to $850 million with Adjusted EBITDA in the range of $42 million to $46 million.

Travis Boone, President and Chief Executive Officer of Orion, commented, “We are excited to welcome Alison to Orion and to the executive leadership team. With over 25 years of deep public company experience in finance, accounting, auditing, and investor relations, Alison’s proven leadership skills, mergers and acquisitions experience, and focus on predictable execution of financial and strategic goals in a global construction company made her a natural fit for this important role in Orion’s next phase of growth and profitability.”

Austin Shanfelter, Chairman of the Board, stated, “We are truly honored to have Alison join Orion. She brings the right skills and construction experience at the right time in our development as a company. Under Travis’ leadership, we are continuing to build an outstanding team to drive long-term value.”

Ms. Vasquez has over 25 years of public company experience in both finance and accounting. Before joining Orion, she served as Senior Vice President and Chief Accounting Officer at KBR, Inc. (NYSE: KBR) where she led a team of over 350 financial professionals spanning accounting, tax, external reporting, internal controls, global shared services, financial systems and government compliance. During her tenure at KBR, she served in various roles, including Vice President and Chief Auditor, Vice President of Investor Relations, Vice President of FP&A, and Vice President of Finance. Prior to joining KBR in 2016, she served as chief auditor at Energy Transfer LP and then Noble Corporation plc. She started her career in 1998 providing assurance and advisory services at Arthur Anderson and then at PricewaterhouseCoopers.

Alison Vasquez commented, “I am thrilled to be joining Orion at such an exciting time in the Company’s development. Orion is a leader in specialty construction services with distinct competitive advantages and the largest market opportunity in the Company’s 100-year operating history. I look forward to working with Travis and the leadership team to execute the Company’s strategic plan that is focused on continuing to deliver increased value to shareholders.”

Ms. Vasquez holds both a Bachelor of Business Administration degree and a Master in Professional Accounting degree from the University of Texas at Austin. She is a Certified Public Accountant in the State of Texas.

Mr. Boone added, "I want to thank Scott for his contributions over the past two and a half years. I have enjoyed working with him and am appreciative of the excellent team he built while with us. We wish him great success in his future endeavors.”

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself.

Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, guidance, outlook, assumptions, or goals. In particular, statements regarding our pipeline of opportunities, financial guidance and future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning financial guidance or future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt or maintain compliance with debt covenants, and including any estimates, guidance, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, ramp-up of contract activity and contract options, which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2024 Annual Report on Form 10-K, filed on March 5, 2025 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, and filings and press releases subsequent to such Annual Report on Form 10-K for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact:

Margaret Boyce

Orion Group Holdings, Inc.

Mboyce@orn.net

312-402-6980

Source: Orion Group Holdings, Inc.